Exhibit 23.1
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the First Commonwealth Financial Corporation Employee Stock Purchase Plan of our reports dated February 28, 2020, with respect to the consolidated financial statements of First Commonwealth Financial Corporation, and the effectiveness of internal control over financial reporting for First Commonwealth Financial Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania
May 15, 2020